Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-167982) and the related Prospectus Supplement of Government Properties Income Trust for the registration of up to 8,625,000 of its common shares of beneficial interest and to the incorporation therein of a) our report dated October 15, 2012 with respect to the statement of revenues and certain operating expenses of  the Federal Government Leased Portfolio for the year ended December 31, 2011 included in Government Properties Income Trust’s Current Report on Form 8-K dated October 15, 2012, filed with the Securities and Exchange Commission and b) our report dated October 15, 2012 with respect to the statement of revenues and certain operating expenses of the Boise Portfolio for the year ended December 31, 2011 included in Government Properties Income Trust’s Current Report on Form 8-K dated October 15, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 16, 2012